Exhibit 16.1

                [Letterhead of Chisholm Bierwolf & Nilson, LLC]


December 28, 2007

Office of the Chief Accountant
Securities and Exchange Commission
450 West Fifth Street N.W.
Washington DC 20549

Ladies and Gentleman

We have read Item 4.01 "Changes in Registrant's Certifying Accountant" in the Form 8-K dated December 20, 2007 of Suncrest Global Energy Corp. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein as they relate to our firm.

Your truly,

/s/ Chisholm, Bierwolf & Nilson
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Chisholm, Bierwolf & Nilson